UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2008 (November 14, 2008)

AMBAC FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One State Street Plaza, New York, New York 10004

(Address of Principal Executive Offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 19, 2008, Ambac Financial Group, Inc. (“Ambac”) announced that it has commuted two CDO of CDO of ABS (commonly referred to as CDO-squared) exposures and two high grade CDO of ABS exposures. The four transactions, with an aggregate of approximately $3.52 billion notional outstanding at September 30, 2008, were settled with counterparties in exchange for a total cash payment by Ambac Assurance Corporation (“Ambac Assurance”) of $1.0 billion. The two CDO-squared transactions originally comprised collateral consisting of A-rated CDO of ABS tranches, and the two high grade CDO of ABS exposures originally comprised collateral consisting of subprime and other RMBS rated A- or higher. Most of the collateral had been downgraded to below investment grade since the inception of the transactions. All four of the transactions had been internally downgraded to below investment grade.

As a result of the settlements, Ambac expects to record positive adjustments to its aggregate mark-to-market and impairment reserves. In addition, the stress case losses in the rating agency capital models for these transactions exceeded Ambac Assurance’s final payment; therefore, the settlement will result in an improved rating agency capital position for Ambac Assurance.

On November 19, 2008, Standard & Poor’s Ratings Services (“S&P”) downgraded the ‘AA’ financial strength rating of Ambac Assurance to ‘A’. At the same time, S&P downgraded Ambac’s senior debt and hybrid security ratings to ‘BBB’ and ‘BB+’ from ‘A’ and ‘BBB+’, respectively. In addition, S&P downgraded Ambac’s ‘A’ ratings on preferred stock issued by financing trusts to ‘BBB’.

Certain statements in this document and the exhibit are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Ambac’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMBAC FINANCIAL GROUP, INC.
(Registrant)

By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate
Secretary and Assistant General Counsel

Dated: November 20, 2008